Filed pursuant to Rule 424(b)(3)
File No. 333-262834

EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FUND
Supplement to Prospectus dated February 18, 2022

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended October 31,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year	$ 7.810	$ 10.360	$ 8.090	$ 8.700	$ 8.470
Income (Loss) From Operations
Net investment income(1)	$ 0.101	$ 0.067	$ 0.047	$ 0.047	$ 0.099
Net realized and unrealized gain (loss)	0.753	(1.790)	2.984	0.082	0.899
Total income (loss) from operations	$ 0.854	$ (1.723)	$ 3.031	$ 0.129	$ 0.998
Less Distributions
From net investment income	$ (0.100)	$ (0.164)	$ (0.072)	$ (0.045)	$ (0.099)
From net realized gain	(0.079)	(0.651)	(0.493)	—	—
Tax return of capital	(0.485)	(0.012)	(0.196)	(0.694)	(0.669)
Total distributions	$ (0.664)	$ (0.827)	$ (0.761)	$ (0.739)	$ (0.768)
Premium from common shares sold through shelf offering(1)	$ —	$ 0.000(2)	$ 0.000(2)	$ —	$ —
Net asset value – End of year	$ 8.000	$ 7.810	$ 10.360	$ 8.090	$ 8.700
Market value – End of year	$ 6.970	$ 7.800	$ 10.590	$ 7.130	$ 8.330
Total Investment Return on Net Asset Value(3)	11.57%	(17.25)%	38.57%	2.35%	12.85%
Total Investment Return on Market Value(3)	(2.67)%	(19.15)%	60.71%	(5.79)%	7.79%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 2,450,318	$ 2,393,126	$ 3,154,487	$ 2,449,271	$ 2,633,939
Ratios (as a percentage of average daily net assets):
Expenses	1.08%(4)	1.07%(4)	1.07%	1.08%	1.07%
Net investment income	1.21%	0.74%	0.47%	0.57%	1.18%
Portfolio Turnover	19%	27%	44%	43%	39%

(See related footnotes.)

Financial Highlights (continued)

	Year Ended October 31,
	2018	2017	2016	2015	2014
Net asset value – Beginning of year	$ 9.400	$ 8.930	$ 9.920	$ 10.610	$ 10.820
Income (Loss) From Operations
Net investment income(1)	$ 0.085	$ 0.086	$ 0.198(6)	$ 0.127	$ 0.428(6)
Net realized and unrealized gain (loss)	(0.103)	1.317	(0.212)	0.159	0.338(5)
Total income (loss) from operations	$ (0.018)	$ 1.403	$ (0.014)	$ 0.286	$ 0.766
Less Distributions
From net investment income	$ (0.078)	$ (0.086)	$ (0.183)	$ (0.123)	$ (0.964)
From net realized gain	—	—	—	—	(0.012)
Tax return of capital	(0.834)	(0.847)	(0.793)	(0.853)	—
Total distributions	$ (0.912)	$ (0.933)	$ (0.976)	$ (0.976)	$ (0.976)
Anti-dilutive effect of share repurchase program(1)	$ —	$ —	$ —	$ —	$ 0.000(2)
Net asset value – End of year	$ 8.470	$ 9.400	$ 8.930	$ 9.920	$ 10.610
Market value – End of year	$ 8.490	$ 9.340	$ 8.270	$ 9.140	$ 9.930
Total Investment Return on Net Asset Value(3)	(0.51)%	16.88%	0.70%	3.49%	7.93%(5)
Total Investment Return on Market Value(3)	0.36%	25.41%	1.22%	1.88%	10.63%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 2,563,917	$ 2,833,808	$ 2,692,688	$ 2,990,526	$ 3,198,333
Ratios (as a percentage of average daily net assets):
Expenses	1.07%	1.07%	1.08%	1.07%(7)	1.07%(7)
Net investment income	0.92%	0.93%	2.13%(6)	1.23%	3.93%(6)
Portfolio Turnover	66%	65%	77%	95%	210%

(1)	Computed using average shares outstanding.
(2)	Amount is less than $0.0005.
(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(4)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended October 31, 2023 and 2022).
(5)	During the year ended October 31, 2014, the Fund realized a gain on the disposal of investments which did not meet the Fund’s investment guidelines. The gain was less than $0.01 per share and had no effect on total return for the year ended October 31, 2014.
(6)	Net investment income per share includes special dividends which amounted to $0.100 and $0.265 per share for the years ended October 31, 2016 and 2014, respectively. Excluding special dividends, the ratio of net investment income to average daily net assets would have been 1.05% and 1.50% for the years ended October 31, 2016 and 2014, respectively.
(7)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

January 17, 2024